Exhibit 10.4

Execution Copy

SUPPLEMENTAL AGREEMENT
Dated: December 9, 2013

This Supplemental Agreement (this “Agreement”) between Sears Holdings Corporation, a Delaware corporation (“SHLD”), and Sears Hometown and Outlet Stores, Inc., a Delaware corporation (“SHO”), is retroactive to October 6, 2013 (the “Effective Date”).

SHLD and SHO each are sometimes referred to as a “Party” and together sometimes are referred to as the “Parties.” “Affiliates” means (solely for purposes of this Agreement and for no other purpose) (i) with respect to SHO, its subsidiaries, and (ii) with respect to SHLD the subsidiaries of SHLD.

Whereas, the parties have entered into that Separation Agreement dated August 8, 2012 (the “Separation Agreement”).

    Whereas, the parties have entered into that Services Agreement dated August 8, 2012 (the “Services Agreement”).

Whereas, the parties have agreed to certain additional terms and conditions as set forth below.

Terms and Conditions

For good and valuable consideration, the receipt of which SHLD and SHO acknowledge, SHLD and SHO agree as follows:

Article I.
SUPPLEMENTAL TERMS

1.01    Confidentiality. This Agreement is ancillary to the Services Agreement between the parties. Information disclosed by the parties and their Representatives (as that term is defined in the Services Agreement), shall be subject to Section 4.01(a) (Confidential Information) of the Services Agreement.
1.02    Dispute Resolution.
a.Released Claims. SHO and its Affiliates on the one hand and SHLD and its Affiliates on the other hand, have made certain claims against each other under the Ancillary Agreements. SHLD and its affiliates deny each claim made by SHO and its affiliates. SHO and its affiliates deny each claim made by SHLD’s affiliates. In order to avoid the risks, burdens and uncertainties of litigation, SHO and SHLD have agreed to resolve certain of the foregoing claims, which resolved claims are set forth on Appendix #1 hereto (the “Released Claims”). Appendix #2 hereto lists certain matters that are not Released Claims and that SHO and SHLD have reserved for continuing discussions (such matters together

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Exhibit 10.4

Execution Copy

the “Open Issues”); provided that neither party admits that any Open Issues raised by the opposing party have merit.

b.SHO Limited Release. Subject to the terms and conditions of this Agreement, SHO, on behalf of itself and its past and present parents, affiliates, subsidiaries, owners, directors, officers, partners, executives, employees, agents, attorneys, representatives, heirs, successors, predecessors, and assigns, hereby forever acquits, releases, absolves, waives, and discharges SHLD and any and all of its past and present parents, affiliates, subsidiaries, and each of the foregoing's owners, directors, officers, partners, executives, employees, agents, attorneys, representatives, heirs, successors, predecessors, and assigns (the “SHLD Releasees”) of, for, and from any and all actions, causes of action, suits, claims, damages, obligations, liabilities, losses, demands, attorneys' fees, costs, sanctions, expenses, sums of money, and accounts of any kind, direct or indirect, actual or potential, foreseen or unforeseen, at law or in equity, in contract or in tort or otherwise, whether known or unknown, liquidated or unliquidated, that it has or has had against them for, upon, by reason of, or arising as a result of or in connection with any matter, cause, transaction, occurrence, or thing whatsoever, from the beginning of the world to the Effective Date; provided, however, that this limited release shall only apply to Released Claims (i.e. all of the claims expressly set forth in the Appendix #1 (Released Claims)) and shall not apply to any other claims. For the avoidance of doubt, SHO is hereby releasing each of the “Claims Made By SHO” and each SHO defense of the “Claims Made by SHLD” contained in Appendix 1 (but such defenses are only released as to those specific Released Claims). Moreover, SHO expressly: (a) represents and warrants that it is not aware of any facts giving rise to any actual or potential claim or cause of action (other than the Open Issues) arising from the Released Claims against any of the SHLD Releasees that would not be released as a result of this Agreement; and (b) covenants not to assert in the future any claim or cause of action arising from the Released Claims against any of the SHLD Releasees.

c.SHLD Limited Release. Subject to the terms and conditions of this Agreement, SHLD, on behalf of itself and its past and present parents, affiliates, subsidiaries, owners, directors, officers, partners, executives, employees, agents, attorneys, representatives, heirs, successors, predecessors, and assigns, hereby forever acquits, releases, absolves, waives, and discharges SHO and any and all of its past and present parents, affiliates, subsidiaries, and each of the foregoing's owners, directors, officers, partners, executives, employees, agents, attorneys, representatives, heirs, successors, predecessors, and assigns (the “SHO Releasees”) of, for, and from any and all actions, causes of action, suits, claims, damages, obligations, liabilities, losses, demands, attorneys' fees, costs, sanctions, expenses, sums of money, and accounts of any kind, direct or indirect, actual or potential, foreseen or unforeseen, at law or in equity, in contract or in tort or otherwise, whether known or unknown, liquidated or unliquidated, that it has or has had against them for, upon, by reason of, or arising as a result of or in connection with any matter, cause, transaction, occurrence, or thing whatsoever, from the beginning of the world to the Effective Date; provided, however, that this limited release shall only apply to Released Claims (i.e., all of the claims expressly set forth in the Appendix #1 (Released Claims)) and shall not apply to any other claims. For the avoidance of doubt, SHLD is hereby releasing each of the “Claims Made By SHLD”

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Exhibit 10.4

Execution Copy

and each SHLD defense of the “Claims Made by SHO” contained in Appendix 1 (but such defenses are only released as to those specific Released Claims). Moreover, SHLD expressly: (a) represents and warrants that it is not aware of any facts giving rise to any actual or potential claim or cause of action (other than the Open Issues) arising from the Released Claims against any of the SHO Releasees that would not be released as a result of this Agreement; and (b) covenants not to assert in the future any claim or cause of action arising from the Released Claims against any of the SHO Releasees.

d.Unreleased Claims. The parties acknowledge that this Agreement does not release any claims the parties may have that do not arise from the Released Claims.

e.No Admission of Liability. Neither this Agreement, the Related Amendments nor anything contained in this Agreement or the Related Amendments are to be construed or considered an admission of wrongdoing or liability by any person or party.
ARTICLE II.
MISCELLANEOUS
2.01    Expenses. Except as otherwise provided herein, in the Separation Agreement or the Ancillary Agreements, in connection with the provision of this Agreement, each Party will bear its own expenses.
2.02    Waiver of Compliance. Any failure of a Party to comply with any obligation, covenant, agreement or condition in this Agreement may be waived in writing by the other Party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
2.03    Amendment. This Agreement may not be amended except by a written amendment signed by each Party.
2.04    Assignment. SHO may not assign its rights or obligations under this Agreement without the prior written consent of SHLD, to be withheld in SHLD’s absolute discretion. SHLD may freely assign its rights and obligations under this Agreement to any of its Affiliates without the prior consent of SHO; provided that any such assignment will not relieve SHLD of its obligations hereunder. This Agreement will be binding on, and will inure to the benefit of, the successors and assigns of the Parties.
2.05    Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement must be in writing and will be deemed to have been duly given (i) when delivered by hand, (ii) three business days after it is mailed, certified or registered mail, return receipt requested, with postage prepaid, (iii) on the same business day when sent by facsimile if the transmission is completed before 5:00 p.m. recipient’s time, or one business day after the facsimile is sent, if the transmission is completed on or after 5:00 p.m. recipient’s time or (iv) one business day after it is sent by Express Mail, Federal Express or other courier service, as follows:

DMLIB-#442086-v5-SHLD_SHO_Supplemental_Agreement.DOCX

Exhibit 10.4

Execution Copy

(a)    if to SHLD:
Sears Holdings Management Corporation
3333 Beverly Road B5-119A
Hoffman Estates, Illinois 60179
Attention: Senior Vice President-Finance
Telephone: (847) 286-8991
Facsimile: (847) 286-1699
with a copy to:
Sears Holdings Management Corporation
3333 Beverly Road, B6-210B
Hoffman Estates, Illinois 60179
Attention: General Counsel
Telephone: (847) 286-5933
Facsimile: (847) 286-2471

(b)    if to SHO:
Sears Hometown and Outlet Stores, Inc.
3333 Beverly Road B4-150A
Hoffman Estates, Illinois 60179
Attention: Senior Vice President and Chief Operating Officer
Telephone: (847) 286-9741
Facsimile: (847) 286-7838

with a copy to:
Sears Hometown and Outlet Stores, Inc.
3333 Beverly Road
Hoffman Estates, Illinois 60179
Attention: General Counsel

or such other address as the person to whom notice is to be given has furnished in writing to the other Parties. A notice of change in address will not be deemed to have been given until received by the addressee.
2.06    Survival. The provisions of Articles I (Supplemental Terms) and II (Miscellaneous) will survive any termination or expiration of this Agreement.
2.07    Headings. The article and section headings contained in this Agreement are inserted for reference purposes only and will not affect the meaning or interpretation of this Agreement.

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Exhibit 10.4

Execution Copy

2.08    No Third Party Rights. Except for the releases in this Agreement of any SHLD Releasees or any SHO Releasees in their respective capacities as such, this Agreement is intended to be solely for the benefit of the Parties and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the Parties.
2.09    Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which will be deemed to be an original, and all of which together will be deemed to be one and the same instrument.
2.10    Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision will (to the extent permitted under applicable law) be construed by modifying or limiting it so as to be legal, valid and enforceable to the maximum extent compatible with, and possibly under, applicable law, and all other provisions of this Agreement will not be affected and will remain in full force and effect.
2.11    Entire Agreement. This Agreement (including the Appendixes hereto) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.
2.12    Fair Construction. This Agreement will be deemed to be the joint work product of the Parties without regard to the identity of the draftsperson, and any rule of construction that a document will be interpreted or construed against the drafting Party will not be applicable.
2.13    No Agency. Nothing in this Agreement creates a relationship of agency, partnership, or employer/employee between SHLD and SHO and it is the intent and desire of the Parties that the relationship be and be construed as that of independent contracting parties and not as agents, partners, joint venturers or a relationship of employer/employee.
2.14    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement will be governed and construed in accordance with the laws of the State of Illinois, without regard to any choice or conflicts of law provision that would cause the application of the laws of any other jurisdiction. This Agreement will not be subject to any of the provisions of the United Nations Convention on Contracts for the International Sale of Goods.
(b)    Each of the Parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Illinois state court or Federal court of the United States of America, in either case sitting in Cook County, Illinois, and any appellate court to any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Illinois state court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and

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Exhibit 10.4

Execution Copy

effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such Illinois state or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Illinois state or Federal court. A final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 2.05. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by law.
(c)    Each Party acknowledges that each controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, it irrevocably and unconditionally waives all rights it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each Party certifies and acknowledges that (i) it understands and has considered the implications of such waivers, (ii) it makes such waivers voluntarily, and (iii) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 2.14.
2.15    Condition Precedent. It is a condition precedent to the effectiveness of this Agreement that the parties (or their Affiliates, as applicable) also execute (collectively the “Related Amendments”): (a) that certain Amendment #2 to Merchandising Agreement (the “Merchandise Amendment”), (b) that certain Amendment No. 1 to Services Agreement, (c) that certain Amendment No. 1 to Store License Agreement (Outlet), and (d) that certain Amendment No. 1 to the Separation Agreement (the “Separation Amendment”).
Signature Page Follows

DMLIB-#442086-v5-SHLD_SHO_Supplemental_Agreement.DOCX

Exhibit 10.4

Execution Copy

SEARS HOLDINGS MANAGEMENT CORPORATION

By:    /s/ Ronald Boire
Executive Vice President, Chief Merchandising Officer and President, Sears Full-Line Stores & Kmart Formats
December 9, 2013

SEARS HOMETOWN AND OUTLET STORES, INC.

By:     /s/ W.BRUCE JOHNSON
W. Bruce Johnson
Chief Executive Officer and President
Date: December 9, 2013

DMLIB-#442086-v5-SHLD_SHO_Supplemental_Agreement.DOCX

Exhibit 10.4

Execution Copy

Appendix #1
Released Claims
All references to SHO in this Appendix #1 shall be deemed references to SHO and its Affiliates. Further, all references to SHLD in this Appendix #1 shall be deemed references to and SHLD and its Affiliates.

Issue	Claims Made By SHO
1. Relationship	Claims that SHO should not expect SHLD to perform as a normal service provider—SHLD has said, and acted in ways that indicate, that it doesn’t want SHO’s services business.
2. Authority to negotiate and enter into agreements
Claims that SHO has in good faith negotiated agreements with SHLD and then is told that unspecified “others” at SHLD have rejected the negotiated terms for reasons unrelated to the negotiated agreements. SHO does not understand who is empowered to negotiate the terms of, and enter into, binding agreements on SHLD’s behalf.

3. Pricing and promotional information	Claims that SHLD has refused to deliver the information, has delivered the information late, or has delivered inaccurate information.
4. MOS apparel
•    Claims that SHLD has delayed delivery dates with inadequate notice, resulting in SHO’s inability to efficiently schedule labor, allocate selling-floor space, and plan sales volumes.
•    Claims that SHLD has diverted merchandise to liquidators.

5. IBM Charges	Claims that SHLD has overcharged SHO approximately $2.2M from separation through April 2013, and the overcharges continue.

DMLIB-#442086-v5-SHLD_SHO_Supplemental_Agreement.DOCX

Exhibit 10.4

Execution Copy

6. Outlet HA Product
Claims that SHLD has prior to the Effective Date refused to sell to SHO at the prices specified in the Merchandising Agreement the following categories of DRM merchandise: (1) transitions (displays); (2) web order cancellations that are not part of SHLD’s Take-It-Home-Today program; and (3) customer returns that are not otherwise subject to the Merchandising Agreement.

7. Clearance centers	Claims that SHLD prior to the Effective Date aggregated DRM merchandise in SHLD Outlet clearance centers, which violate the Merchandising Agreement.
8. Kenmore Save-A-Sale
Claims that SHO and KCD agreed post-separation to this promotional initiative to increase Kenmore sales, including royalty rebates and fixture reimbursement. SHO incurred expense in reliance on the agreement. SHLD has failed to honor the agreement.

9. Subsidy sharing	Claims that SHLD on numerous occasions has attempted to avoid sharing with SHO subsidies that SHLD is obligated to share in accordance with the Merchandising Agreement.
10. Outlet’s costs for Outlet merchandise
•    Claims that SHLD has overcharged SHO $1.1M through week 10 by calculating pricing to SHO using landed cost rather than core cost and continues to do so.
•    Claims that SHLD has overcharged SHO $1.6M through week 10 by calculating pricing to SHO for KCD products using higher non-KCD-product pricing and continues to do so.

11. Trade Area Restriction
Claims that SHLD recently announced that it is closing its Christianburg, VA, Chicago-79th Street, and Chicago-Western stores. Claims that SHLD then notified SHO that SHLD intends to continue its retail presence in the trade areas for these stores. Claims that SHLD’s notification blocks SHO’s opportunity to expand into, and maintain a physical “Sears” presence in, these markets.

DMLIB-#442086-v5-SHLD_SHO_Supplemental_Agreement.DOCX

Exhibit 10.4

Execution Copy

12. Real estate
•    Claims that Subleases and related documents were withheld until immediately prior to separation; documentation does not include commercially reasonable terms and are not consistent with status quo pre-separation.
•    Claims that SHO had limited time review the leases and subleases between the parties and that such limited review time is a basis for changing what the parties agreed to.
•    Claims that SHLD has demanded charges post-separation that were either not charged pre-separation or the post-separation charges are significantly greater than pre-separation charges. Most of these charges were not addressed at the Steering Committee, and they were not contemplated when determining the Duff & Phelps valuation.
•    Claims that SHLD’s subleases do not permit subleasing to SHO’s franchisees. These restrictions, which were not addressed pre-separation at the Steering Committee, restrict SHO’s franchising initiative for more than 60 Outlet Store locations.
•    Claims that SHLD’s claims that SHO is responsible for SHLD’s failures to maintain, prior to the separation, premises that SHLD has subleased to SHO (roof, HVAC, and other major tenant repairs).
•    Claims that SHLD refuses to acknowledge SHO’s request to extend leases.
•    Claims that SHLD refused to agree to SHO’s requested 60-day extension for the Newark, DE ORDC.
•    Claims that SHLD refuses to negotiate leases extensions for former TGI premises; SHO’s offered renewal terms are the same as the terms approved pre-separation by SHLD’s CAPCON.
•    Claims that SHLD refuses to allow Outlet to temporarily use adjoining unused and unleased space in premises that SHO has leased from SHLD.

13. MetaScale agreement
Claims that SHLD (1) demanded, unreasonably, that SHO provide adequate assurance of SHO’s due performance and (2) suspended contract work.
•    SHLD’s demand is based apparently on SHO’s assertion (made in good faith) that it did not have to pay IBM charges in excess of the $9.6M for IT services specified in the Services Agreement.
•    Charges have been the subject of a good faith dispute, and were paid promptly in full, prior to the delivery of the request for adequate assurance.
Claims that SHLD’s work stoppage has delayed implementation of the contract work. Claims that SHLD’s unjustified demand raises legitimate SHO concerns about SHLD’s reliability as a service provider.

DMLIB-#442086-v5-SHLD_SHO_Supplemental_Agreement.DOCX

Exhibit 10.4

Execution Copy

14. HR training materials	Claims that SHLD has refused to consistently give to SHO training materials in accordance with the applicable agreements.
15. IT services	Claims that SHLD’s service levels have been substandard.
16. Craftsman Lifetime Warranty Exchange	Claims that SHO was not obligated to perform Craftsman Lifetime Warranty Exchanges and Claims that SHO was entitled to reimbursement for such exchanges prior to October 6, 2013.
17. Written Agreement	Claims by SHO that SHO is able to proceed without Seller’s written agreement when the applicable agreement between the parties state that “and Buyer and Seller agree in writing.”
18. Blue Label MOS Apparel	Claims that SHLD was improperly sending SHO damaged or defective (Blue Label) goods as part of MOS
19. Outlet Warranty Charges	Claims that SHLD’s charges for Outlet Products improperly included charges for warranty.

DMLIB-#442086-v5-SHLD_SHO_Supplemental_Agreement.DOCX

Exhibit 10.4

Execution Copy

Issue	Claims Made By Sears Holdings
1. Hybrid Delivery Issue	Claims that SHLD has overpaid SHO for Hybrid Deliveries for orders originating from SHLD’s Affiliates stores.
2. Outlet Increased sale of New Products	Claims that SHO’s increase in the amount of new products sold at Outlets (new products, increased SCIM, etc.) prior to the Effective Date are in violation of the Outlet License Agreement.
3. Franchising	Claims that SHO has been pursuing franchises of Sears Outlet without SHLD’s permission in violation of the Outlet License Agreement.
4. 2012 IT Service Charges	Claims that SHO has refused to pay the same rate for project IT Services that SHLD pays.
5. Certain Real Estate Leases
For the properties listed on Schedule 12.2(h) to the Separation Agreement, claims that SHO failed to pay amounts under the leases for those properties which are allocated to SHLD as its responsibility under the Separation Amendment.

6. New HTS Stores within 5-8 miles	Claims that SHO opened the specific stores listed in Section 1.(d)(i) to the Merchandise Amendment in violation of Section 9(b)(i)(C) of the Merchandise Agreement.

DMLIB-#442086-v5-SHLD_SHO_Supplemental_Agreement.DOCX

Exhibit 10.4

Execution Copy

Appendix #2
Open Issues

Issue	Open Issues
1. Excess Inventory and Storage Fees	Claims that SHO is not properly incented to control its demand forecast to SHC because SHC bears the carrying costs on DC inventory for SHO.
2. Clearance centers	Claims that SHLD is not permitted to open “Clearance Centers.”
3. Outlet Products
All Claims related to SHLD’s on-going investigation into how SHO was charged for Outlet Products; except those claims expressly included in the Released Claims. For example, SHLD has notified SHO that SHLD has determined: (1) that in some instances, the DRM discount was applied more than once to an Outlet Product (2) SHO received a credit for DRM products not sold to SHO), and (3) SHO received excess credits when products were returned.

4. CRC Pick-Up Timeframes	Claims that SHO has not been picking up freight from the CRC in a timely manner.
5. Selective Acceptance by SHO of DRM From CRC	Claims that SHO has been selectively rejecting certain goods from the CRC (e.g., Tempur-Pedic)
6. Damaged Goods	Claims that SHO been unilaterally taking markdowns for damaged DRM.
7. W2S Expansion (All Formats)
Claims that SHC has refused to provide W2S services for SHO’s Outlet Store and Home Appliance Showroom locations, including SHLD’s proposals for altering the economics between the parties related for all Web 2 Store transactions, including hybrid deliveries which originate online.

8. Outlet HA Product
Claims after the Effective Date that SHLD is obligated to sell SHO the following categories of DRM merchandise: (1) transitions (displays); (2) web order cancellations that are not part of SHLD’s Take-It-Home-Today program; and (3) customer returns that are not otherwise subject to the Merchandising Agreement.

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